Exhibit 99.2


                    [LETTERHEAD OF INCENTRA SOLUTIONS, INC.]

NEWS RELEASE for August 02, 2006
--------------------------------
CONTACTS FOR INCENTRA SOLUTIONS:
  Allen & Caron Inc.                         Incentra Solutions, Inc.
  Rene Caron (investors)                     Tom Sweeney
  rene@allencaron.com                        Chief Executive Officer
  Len Hall (financial media)                 tsweeney@incentrasolutions.com
  len@allencaron.com                         (303) 449-8279
  (949) 474-4300

          INCENTRA SETTLES DISPUTES WITH FORMER OWNER OF STAR SOLUTIONS

BOULDER, CO, AUGUST 2, 2006 - Incentra Solutions, Inc. (OTCBB: ICNS), a provider of complete IT and storage management solutions to enterprises and managed service providers in North America and Europe, today announced that it signed a settlement agreement on July 28, 2006 and an amended settlement agreement on August 2, 2006 with Alfred T. Curmi, the former owner of STAR Solutions, resolving all claims and disputes involving Incentra's claimed adjustment of the purchase price paid in its February 2005 acquisition of STAR. The dispute with Curmi had been the subject of an arbitration proceeding.

Additional information regarding the subject matter of the settlement agreements is included in a Current Report on Form 8-K filed by the Company on August 2, 2006 and will be included in Incentra's subsequent annual and quarterly reports with the Securities and Exchange Commission.

Under the terms of the settlement agreements, Incentra paid Curmi $505,000 on July 28 and an additional $1.875 million on August 2 in exchange for the return of the 1.1 million shares of Incentra common stock, or approximately 8% of its total common shares outstanding, and the retirement of a $2.5 million unsecured note both of which were issued to Curmi as part of the original purchase price of STAR. Incentra had included $2.3 million of the unsecured note obligation as a current liability in its March 31, 2006 unaudited consolidated balance sheet. In addition, both parties agreed to a full release of all liability for any past or future claims relating to the acquisition of STAR Solutions.

ABOUT INCENTRA SOLUTIONS, INC.

Incentra Solutions, Inc. (www.incentrasolutions.com, OTCBB:ICNS) is a provider of complete IT & storage management solutions to enterprises, managed service providers and broadcasters worldwide. Incentra's complete solution includes professional services, hardware & software products with first call support, IT outsourcing solutions and financing options.

INCENTRA SOLUTIONS FORWARD LOOKING STATEMENTS

CERTAIN INFORMATION DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS AT THE TIME MADE, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ACHIEVED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ARE INHERENTLY SUBJECT TO UNPREDICTABLE AND UNANTICIPATED RISKS, TRENDS AND UNCERTAINTIES SUCH AS THE COMPANY'S INABILITY TO ACCURATELY FORECAST ITS OPERATING RESULTS; THE COMPANY'S POTENTIAL INABILITY TO ACHIEVE PROFITABILITY OR GENERATE POSITIVE CASH FLOW; THE AVAILABILITY OF FINANCING; AND OTHER RISKS ASSOCIATED WITH THE COMPANY'S BUSINESS. FOR FURTHER INFORMATION ON FACTORS WHICH COULD IMPACT THE COMPANY AND THE STATEMENTS CONTAINED HEREIN, REFERENCE SHOULD BE MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING ANNUAL REPORTS ON FORM 10-KSB, QUARTERLY REPORTS ON FORM 10-QSB AND CURRENT REPORTS ON FORM 8-K. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE OR SUPPLEMENT FORWARD-LOOKING STATEMENTS THAT BECOME UNTRUE BECAUSE OF SUBSEQUENT EVENTS.

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